Exhibit 99.1

Morphic Names Bruce Rogers as President of Morphic Therapeutic and Blaise Lippa as Chief Scientific Officer

WALTHAM, Mass. – May 12, 2022 – Morphic Therapeutic (Nasdaq: MORF), a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, today announced two key executive appointments. Dr. Bruce Rogers has been named President of Morphic Therapeutic and Dr. Blaise Lippa, has been named Chief Scientific Officer. Dr. Rogers previously served as Morphic’s Chief Scientific Officer and Dr. Lippa served as Morphic’s Senior Vice President and Head of Molecular Discovery.

“Bruce Rogers has been an invaluable leader on the team that built the MInT discovery platform and has been a tireless champion of a science-driven enterprise focused on patients,” commented Praveen Tipirneni, MD, Chief Executive Officer of Morphic Therapeutic. “Bruce has the scientific expertise, strategic vision plus innate sense of teamwork to drive Morphic to greater success as we advance MORF-057 in clinical studies for inflammatory bowel disease while reaping the benefits of the MInT platform in additional indications. On behalf of the Board of Directors and the entire Morphic team, it is my great pleasure to congratulate him on the well-deserved appointment to President and I look forward to our continued partnership as Morphic grows in its mission to create integrin medicines.”

“I am extremely humbled by the opportunity to lead the Morphic Team that has made such tremendous scientific and clinical achievements in our short history. I believe that we still have a great deal to accomplish, and my objective is to expand upon our culture of teamwork, collaboration, tenacity, and hypothesis-driven challenge that characterizes Morphic today in our efforts to bring integrin targeted medicines to patients,” commented Bruce Rogers, President of Morphic Therapeutic.

“Blaise is a chemistry-driven drug designer first, who utilized his broader scientific skills to significantly contribute to the expansion of our MInT platform, enabling for Morphic a sustained ability to discover small molecule drugs against targets where only biologics had succeeded before,” continued Bruce. “Expanding his role to lead all of discovery research is a recognition of his capabilities, talents, and contributions to Morphic.”

Blaise Lippa commented, “MORF-057, the first wholly owned candidate generated by the MInT Platform, has achieved great success thus far. However, the integrin receptor family and the MInT Platform provide enormous opportunities to expand Morphic’s portfolio of therapeutic programs. I am honored to lead the efforts of the Research team as we continue to push scientific boundaries to create truly transformative medicines that broadly impact human health.”

Bruce Rogers has served as Morphic’s Chief Scientific Officer since 2016. Prior to Morphic, Dr. Rogers was the Head of Neuro-Opportunities at Pfizer, where he led a team focused on entrepreneurial approaches to long standing CNS biology challenges. Bruce spent over 16 years in positions of increasing responsibility within the medicinal chemistry organization at Pfizer and Pharmacia, and during his time there led multiple discovery and early clinical development teams, with his group advancing over a dozen small molecule candidates into clinical trials. Bruce has co-authored more than 60 scientific publications, reviews and abstracts and is a co-inventor on over 80 patents and patent applications. He holds a BA in chemistry from the University of Minnesota and a PhD in organic chemistry from the University of California. He was a National Institutes of Health postdoctoral fellow at the University of California at Irvine prior to joining the pharmaceutical industry.

Blaise Lippa previously served as Morphic’s Senior Vice President of Molecular Discovery and was part of the founding team at Morphic. Prior to this, Blaise was a Senior Director of Medicinal Chemistry at Cubist Pharmaceuticals for seven years until the company’s acquisition by Merck. There he led teams that advanced multiple compounds to the clinic and served on a development team that achieved an NDA. Blaise began his career at Pfizer nine years earlier, where he conducted advanced drug design in multiple therapeutic indications, and initiated a project that led to the approved drug Daurismo (glasdegib) for leukemia. Blaise is an author of over 60 publications and patents. Blaise holds dual BSc degrees in chemistry and molecular biology from the University of Michigan, and a PhD from Stanford University.

About Morphic Therapeutic

Morphic Therapeutic is a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, including autoimmune, cardiovascular, and metabolic diseases, fibrosis, and cancer. In collaboration with AbbVie, Janssen, and Schrödinger, Morphic is advancing its pipeline and discovery activities using its proprietary MInT technology platform which leverages the Company’s unique understanding of integrin structure and biology. For more information, visit www.morphictx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to statements regarding: the MInT Platform’s ability to discover drug candidates, Morphic’s plans to develop and commercialize oral small-molecule integrin therapeutics and any proposed timing thereof; the initiation, execution and completion of the future MORF-057 phase 2 clinical trial; any expectations about safety, efficacy, timing and ability to commence or complete clinical studies and/or trials and to obtain regulatory approvals for MORF-057 and other candidates in development; and the ability of MORF-057 to treat inflammatory bowel disease, including ulcerative colitis, or related indications. Statements including words such as “believe,” “plan,” “continue,” “expect,” “will be,” “develop,” “signal,” “potential,” “anticipate” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause Morphic’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties in this press release and other risks set forth in our filings with the Securities and Exchange Commission (SEC), including Morphic’s or a partner’s ability to complete a current or future clinical trial of any of our current or future product candidates, develop or obtain regulatory approval for or commercialize any product candidate, Morphic’s ability to protect intellectual property, the potential impact of the COVID-19 pandemic, and the sufficiency of our cash, cash equivalents and investments to fund our operations. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K as filed with the SEC, any subsequent quarterly reports on Form 10-Q as well as in other documents that may be subsequently filed by Morphic, from time to time, with the SEC, in evaluating our forward-looking statements. These forward-looking statements speak only as of the date hereof and Morphic specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts
Morphic Therapeutic
Chris Erdman
chris.erdman@morphictx.com
617.686.1718